  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998

                                                REGISTRATION NO. 333-46909
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           CROSS TIMBERS OIL COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
            DELAWARE                                75-2347769
(STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)
                        810 HOUSTON STREET, SUITE 2000
                            FORT WORTH, TEXAS 76102
                                (817) 870-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                BOB R. SIMPSON
                        810 HOUSTON STREET, SUITE 2000
                            FORT WORTH, TEXAS 76102
                                (817) 870-2800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                       COPIES OF ALL COMMUNICATIONS TO:
                           F. RICHARD BERNASEK, ESQ.
                          KELLY, HART & HALLMAN, P.C.
                          201 MAIN STREET, SUITE 2500
                            FORT WORTH, TEXAS 76102
                                (817) 332-2500
                                --------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

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
                                AMOUNT    PROPOSED MAXIMUM PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        TO BE      OFFERING PRICE      AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED    PER UNIT(1)    OFFERING PRICE(2) REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------
PRIMARY OFFERING:
Debt Securities(3)(4)...
Common Stock, par value
 $0.01 per share(4)(5)..
Preferred Stock, par
 value $0.01 per
 share(4)(6)............
Warrants(4)(7)..........
Total...................     $390,000,000       100%         $390,000,000        $  115,050
SECONDARY OFFERING:
Common Stock, par value
 $0.01 per share........     $ 10,000,000       100%         $ 10,000,000        $    2,950
Total...................     $400,000,000       100%         $400,000,000        $  118,000(8)
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
(1) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. In no event will the aggregate initial offering price of all securities issued from time to time in the pimary offering pursuant to this Registration Statement exceed $390,000,000.

(3) Subject to footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $390,000,000.
(4) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Debt Securities, Preferred Stock and Common Stock as may be issuable upon the conversion or redemption of Debt Securities or Preferred Stock registered hereby or upon exercise of the Warrants registered hereby.
(5) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant.
(6) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant.
(7) Subject to footnote (2), there are being registered hereunder an indeterminate number of Warrants as may be sold from time to time by the Registrant.

(8) $59,000 of the registration fee was previously paid on February 25, 1998.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


PROSPECTUS

                               $400,000,000

                           CROSS TIMBERS OIL COMPANY

[LOGO OF CROSS TIMBERS
OIL COMPANY APPEARS HERE]
                                DEBT SECURITIES

                                PREFERRED STOCK

                                 COMMON STOCK

                                   WARRANTS

                                ---------------

  Cross Timbers Oil Company (the "Company") may offer from time to time securities ("Securities"), which may consist of (i) Debt Securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities"), senior subordinated debt securities ("Senior Subordinated Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), in one or more classes or series, (iii) shares of Common Stock, $0.01 par value per share ("Common Stock"), in one or more classes or series, or (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock. The Securities will be offered by the Company at an aggregate initial offering price not to exceed $390,000,000, at prices and on terms to be determined at the time of sale.

  The specific terms of any Securities offered by the Company pursuant to this Prospectus will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of such Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include with regard to the particular Securities, where applicable, the following information: (i) in the case of Debt Securities, the title, total principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments or analogous provisions, any conversion or exchange rights, terms related to temporary or permanent global securities, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the designation, number of shares, and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any listing on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; (iii) in the case of Common Stock, the number of shares, designation and specific terms, if any, and the terms of the offering thereof; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities and/or amount of cash consideration issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

  The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Senior Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company, and senior to all existing and future Subordinated Indebtedness (as defined) of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness and Senior Subordinated Indebtedness of the Company.

  The Company's Common Stock and Series A Convertible Preferred Stock are listed on the New York Stock Exchange and trade under the symbols "XTO" and "XTOpA," respectively.

  In addition to the Securities that may be offered by the Company, up to $10,000,000 of Common Stock may be offered from time to time by certain Selling Stockholders of the Company, as set forth in an applicable Prospectus Supplement. The Company will not receive any proceeds from the sale of Common Stock offered by Selling Stockholders.

  The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the number of shares or principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN ANY SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 3 AND "ADDITIONAL RISK FACTORS" IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is       , 1998.

                             ADDITONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments, exhibits and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates herein by reference the following documents:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31,
  1997;

    (b) Current Reports on Form 8-K dated February 16, 1998 (Amendment No. 1 to Report dated December 1, 1997), February 18, 1998 and February 25, 1998;

    (c) The description of the Company's Common Stock contained in Form 8-A of the Company dated April 8, 1993, as amended by Amendment No. 1 dated June 15, 1995;

    (d) The description of the Company's Series A Convertible Preferred Stock contained in Form 8-A of the Company dated August 12, 1996, as amended by Amendment No. 1 dated September 3, 1996, and Amendment No. 2 dated September 18, 1996; and

    (e) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date hereof and prior to termination of the offering made hereby.

  Any statement contained herein or in a document all or a portion of which is incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to such contract or other document, copies of which are available from the Company as described below, each such statement being qualified in all respects by such reference.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any documents incorporated by reference herein, other than exhibits thereto unless specifically incorporated by reference into such documents. Such request should be directed to Cross Timbers Oil Company, 810 Houston Street, Suite 2000, Fort Worth, Texas 76102, Attention: Investor Relations (817) 870-2800.
                                   -------

  CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF SECURITIES OFFERED HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS BY UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE THE PROSPECTUS SUPPLEMENT RELATING TO THE SECURITIES.

                                 RISK FACTORS

  Prospective purchasers of the Securities should carefully review the information contained elsewhere in this Prospectus and any accompanying Prospectus Supplement and should particularly consider the following matters:

REPLACEMENT OF RESERVES

  The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development drilling and recompletion programs, pursue its exploration drilling program or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of producing properties, by continuing to exploit its existing properties and, to a lesser extent, by pursuing exploration opportunities. There can be no assurance, however, that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding costs.

PRICE FLUCTUATIONS AND MARKETS

  The Company's results of operations are highly dependent upon the prices received for the Company's oil and natural gas. Substantially all of the Company's sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received by the Company for its oil and natural gas production are dependent upon numerous factors beyond the control of the Company. These factors include, but are not limited to, the level of consumer product demand, weather conditions, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Any significant decline in prices for oil and natural gas could have a material adverse effect on the Company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business and Properties--Competition and Markets" and "--Federal and State Regulations," incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Annual Report on Form 10-K").

  The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. Wells may be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

SUBSTANTIAL INDEBTEDNESS

  The Company has incurred a substantial amount of indebtedness and may incur additional indebtedness under existing and future credit agreements or pursuant to public or private offerings of debt securities. This level of indebtedness may pose substantial risks to holders of Securities offered pursuant to this Prospectus, including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on Debt Securities offered hereby. If the Company is unsuccessful in increasing its proved reserves or realizing production from its proved undeveloped reserves, the future net revenue from existing proved reserves may not be sufficient to pay the principal of and interest on debt securities issued by the Company and would adversely affect the value of any preferred stock or common stock outstanding. Such indebtedness may also adversely affect the Company's ability to finance its future operations and capital needs, and may limit its ability to pursue other business opportunities.

SUBSTANTIAL CAPITAL REQUIREMENTS

  The Company makes, and will continue to make, substantial capital expenditures for the acquisition, development, production, exploration and abandonment of its oil and natural gas reserves. The Company intends to finance such capital expenditures primarily with funds provided by operations and borrowings under its bank credit agreement.

  If revenues decrease as a result of lower oil or gas prices or otherwise, the Company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," incorporated herein by reference from the Company's Annual Report on Form 10-K.

COMPETITION

  The oil and natural gas industry is highly competitive. The Company will compete in the acquisition, development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns and individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company. Furthermore, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. See "Business and Properties--Competition and Markets," incorporated herein by reference from the Company's Annual Report on Form 10-K.

ACQUISITION RISKS

  The Company constantly evaluates acquisition opportunities and frequently engages in bidding and negotiation for acquisitions, many of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially to finance these acquisitions through the issuance of additional debt or equity securities, the sale of production payments or otherwise; however, the Company's current bank revolving credit agreement and the indentures governing outstanding indebtedness contain covenants that limit the Company's ability to incur additional indebtedness. See "--Substantial Indebtedness." These changes in capitalization may significantly affect the risk profile of the Company. Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating or geologic characteristics or geographic location than existing properties. Moreover, there can be no assurance that the Company will be successful in the acquisition of any material property interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," incorporated herein by reference from the Company's Annual Report on Form 10-K.

DRILLING RISKS

  Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

OPERATING HAZARDS AND UNINSURED RISKS

  The Company's operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, collapse of wellbore, casing or other tubulars, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and damage to properties of the Company and others. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile and workers' compensation insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

  There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The information relating to Company oil and natural gas reserves incorporated herein by reference represents estimates based on reports prepared by the Company's independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to the Company's proved oil and natural gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of classifications of such reserves based on risk of recovery and estimates of expected future cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

DEPENDENCE UPON KEY PERSONNEL

  The success of the Company has been and will continue to be highly dependent on the Company's Chairman of the Board of Directors and Chief Executive Officer, Bob R. Simpson, its Vice Chairman of the Board and President, Steffen
E. Palko, and a limited number of other senior management personnel. Loss of the services of Mr. Simpson or Mr. Palko or any of those other individuals could have a material adverse impact on the Company's operations. The Company can make no assurance regarding the future affiliation of any of such persons with the Company.

GOVERNMENTAL REGULATION

  The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for, and the development, production, gathering and marketing of, oil and natural gas and the release of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and natural gas exploration, development and production, and its activities in connection with the storage and transportation of liquid hydrocarbons, are subject to stringent environmental regulations by governmental authorities. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and natural gas wells and other related facilities, and such regulations may become more onerous in the future.

  The Company may be required to expend significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements. Although the Company believes that its operations are in general compliance with all such laws and regulations, including applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and natural gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future.

  The Company expects to maintain customary insurance coverage for its operations, including coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time will be available at a reasonable cost. Moreover, the Company does not believe that insurance coverage against the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company might be subject to uninsured liability because of the prohibitive premium costs of insuring against certain hazards. See "Business and Properties--Federal and State Regulations" and "--Environmental Regulations," incorporated herein by reference from the Company's Annual Report on Form 10-K.

                          FORWARD-LOOKING STATEMENTS

  Certain statements incorporated by reference in this Prospectus from "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties," in addition to certain statements contained herein and elsewhere in such incorporated documents are "forward-looking statements" and are thus prospective. Such statements include, among others, (a) statements regarding the Company's future acquisition and development plans and objectives and related expenditures, revenues and cash flows, including without limitation statements regarding (1) production and cash flows, (2) number and location of planned wells, (3) anticipated completion of the Company's plan regarding expenditures for property acquisitions and repurchases of the Company's Common Stock, and the anticipated source of the funds necessary to complete the plan and (4) the Company's capital expenditure budgets for acquisition and development, respectively, and (b) statements regarding the Company's anticipated aggregate annual dividends to be paid on its Common Stock. Statements of assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding (i) the quality of the Company's properties with regard to, among other things, anticipated reserve and production enhancement opportunities and quantity of proved reserves, (ii) the Company's ability to prudently add growth potential through exploration, (iii) anticipated future domestic hydrocarbon demand, (iv) the adequacy of the Company's sources of liquidity during the current and future years, (v) the expected insignificant impact on the Company's future expenditures for regulatory compliance, (vi) the expected insignificant impact of production imbalances on the Company's liquidity during the current and future years,
(vii) the expected immaterial adverse impact of a loss of any current oil or gas purchaser from the Company, (viii) regulatory approval and the enactment of new legislation in Oklahoma to realize infill drilling potential and (ix) similarity of the impact on the Company to the impact on other oil and natural gas producers of rules promulgated by the Federal Energy Regulatory Commission. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under "Risk Factors" in this Prospectus and any accompanying Prospectus Supplement, and under "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference herein from the Company's Annual Report on Form 10-K, and prospective investors are urged to carefully consider such factors.

                                  THE COMPANY

  Cross Timbers Oil Company is a leading United States independent energy company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas. The Company has consistently increased proved reserves, production and cash flow since its inception in 1986. The Company has grown primarily through acquisitions of reserves, followed by aggressive development and exploitation activities and strategic acquisitions of additional interests in or near such reserves. The Company's oil and gas reserves are principally located in relatively long-lived fields with well-established production histories concentrated in western Oklahoma, the Permian Basin of West Texas and New Mexico, the Hugoton Field of Oklahoma and Kansas, the Green River Basin of Wyoming, and the San Juan Basin of northwestern New Mexico.

  The Company is a Delaware corporation. Its principal executive offices are located at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102 and its telephone number is (817) 870-2800.

                                USE OF PROCEEDS

  Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings or repayments of indebtedness, property acquisitions, capital expenditures, working capital, acquisitions and repurchases and redemptions of securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the years and periods indicated are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                  1993   1994 1995   1996 1997
                                                  -----  ---- -----  ---- ----
Consolidated ratio of earnings to fixed
 charges(a)...................................... -- (b) 1.5x -- (c) 2.6x 2.2x

--------
(a) For purposes of calculating this ratio, earnings include income (loss) from continuing operations before income tax and fixed charges. Fixed charges include interest expense, preferred stock dividends and an imputed interest expense on operating lease rentals (assumed as one-third of rentals).
(b) Earnings were insufficient to cover fixed charges by $0.4 million due to the effect of a one-time, non-cash accounting charge of $4 million for net deferred income tax liabilities upon the merger of the Company with the predecessor partnership. Excluding the effect of this charge, the ratio of earnings to fixed charges would have been 1.6x.
(c) Earnings were insufficient to cover fixed charges by $16.4 million due to the effect of a $20.3 million pre-tax, non-cash impairment charge recorded upon adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Excluding the effect of this charge, the ratio of earnings to fixed charges would have been 1.3x.

                        DESCRIPTION OF DEBT SECURITIES

  The following is a description of certain general terms and provisions of the Debt Securities. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

  Debt Securities may be issued from time to time in one or more series by the Company. The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Securities"). The Company may issue Debt Securities with different terms from those of Debt Securities previously issued without the consent of holders of previously issued series of Debt Securities. The particular terms of each series of Securities offered by a particular Prospectus Supplement will be described therein. Senior Securities, Senior Subordinated Securities and Subordinated Securities will each be issued under a separate indenture (individually, an "Indenture" and, collectively, the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "-- Subordination of Senior Subordinated Securities and Subordinated Securities." A copy of the form of the Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. There will be a separate Trustee (individually, a "Trustee" and, collectively, the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

  The following discussion includes a summary description of material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities and that will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

  To the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL

  Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities that may be issued under each Indenture, and Debt Securities may be issued under the Indentures from time to time in separate series up to the aggregate amount authorized from time to time by the Company for each series. Debt Securities of a series will be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof, or in the form of one or more Global Securities in registered form (each a "Global Security"). The Senior Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Securities and the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness, including the Senior Securities, of the Company, and the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Subordinated Indebtedness, including the Senior Subordinated Securities, as described below under "Subordination of Senior Subordinated Securities and Subordinated Securities" and in a Prospectus Supplement applicable to an offering of Senior Subordinated Securities or Subordinated Securities.

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt

Securities are to be issuable as a Global Security, whether such Global Securities are to be issued in temporary global form or permanent global form, and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, that such Debt Securities will bear; (6) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the record date for any interest payable on any interest payment date; (7) the place or places where the principal of, premium (if any) and interest on such Debt Securities will be payable; (8) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (9) the obligation of the Company, if any, to redeem or repurchase such Debt Securities at the option of the holders; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series that will be payable upon declaration of the acceleration of the maturity thereof; (12) any additional covenants of the Company; (13) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock; and (14) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indentures.

  Debt Securities may be issued at a discount from their principal amount. United States federal income tax considerations and other special considerations applicable to any such original issue discount securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

SENIOR SECURITIES

  The Senior Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company, including Senior Indebtedness, and senior to the Senior Subordinated Indebtedness and Subordinated Indebtedness.

SUBORDINATION OF SENIOR SUBORDINATED SECURITIES AND SUBORDINATED SECURITIES

  The payment of the principal of, premium, if any, and interest on the Senior Subordinated Securities and the Subordinated Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Securities and Subordinated Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (including the Senior Securities), and payments in respect of the Subordinated Securities will be subordinated to the prior payment in full of all Senior Subordinated Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, (1) the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Securities or the Subordinated Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on such Senior Subordinated Securities or Subordinated Securities, as the case may be, and (2) the holders of Senior Subordinated Securities will be entitled to receive payment in full in respect thereof before holders of Subordinated Securities are entitled to receive any payments in respect of such Subordinated Securities. In the event of the acceleration of the maturity of any Senior Subordinated Securities or Subordinated Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Securities or Subordinated Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Securities or Subordinated Securities, as the case may be. Upon acceleration of the maturity of any Subordinated Securities, the holders of any Senior Subordinated Indebtedness will be entitled to receive payment in full of the Senior Subordinated Indebtedness before the holders of Subordinated Securities are entitled to receive any payments in respect thereof.

  No payments of principal of, premium, if any, or interest on the Senior Subordinated Securities or Subordinated Securities may be made if there shall have occurred and be continuing a default in the payment of principal of, premium, if any, or interest on any Senior Indebtedness (and, in the case of the Subordinated Securities, on any Senior Subordinated Indebtedness) beyond any applicable grace period. During the continuance of any default, other than a default in the payment of principal of, premium, if any, or interest, on Senior Indebtedness (and in the case of Subordinated Securities, on Senior Subordinated Indebtedness) pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee for Senior Subordinated Securities or Subordinated Securities of notice from holders of Senior Indebtedness (and/or Senior Subordinated Indebtedness) the Company will be restricted, as set forth in the applicable Indenture from making any payments to holders of Senior Subordinated Securities and/or Subordinated Securities.

  The failure of the Company to make any payment on the Senior Subordinated Securities or the Subordinated Securities when due or within any applicable grace period, including as a result of a nonpayment default on any Senior Indebtedness (or in the case of Subordinated Securities, on any Senior Subordinated Indebtedness), will constitute an Event of Default under the applicable Indenture and will entitle holders of the Senior Subordinated Securities and/or Subordinated Securities, as applicable, to accelerate the maturity thereof.

  The Indenture pertaining to the Senior Subordinated Securities will provide that the Company will not incur any Indebtedness which is expressly subordinated in right of payment to Senior Indebtedness unless such Indebtedness ranks pari passu with or subordinate to the Senior Subordinated Securities.

  The Company conducts some of its operations through subsidiaries. The Debt Securities are obligations only of the Company and not of the subsidiaries. As an equity holder of its subsidiaries, the right of the Company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary (and therefore the right of the holders of Debt Securities to realize value from such assets) will be effectively subordinated to the claims of all creditors of that subsidiary, except to the extent that the Company is recognized as a creditor of the subsidiary.

  By reason of such provisions, in the event of insolvency of the Company, holders of Senior Subordinated Securities and Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto, and holders of Subordinated Securities may recover less, ratably, than holders of Senior Subordinated Securities with respect thereto.

  If this Prospectus is being delivered in connection with a series of Senior Subordinated Securities or Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recently completed fiscal quarter.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all of the then outstanding Debt Securities (a "Change of Control Offer"), and purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor fewer than 30 days following the Change of Control, all of the then outstanding Debt Securities validly tendered pursuant to such Change of Control Offer at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, the Company, not later than the 30th day after the Change of Control, will mail to each holder of Debt Securities a notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and state, among other things, the procedures that holders of Debt Securities must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Debt Securities delivered by holders thereof seeking to accept the Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Debt Securities, an Event of Default will occur under the applicable Indenture. The definition of "Change of Control" includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Debt Securities validly tendered and not withdrawn under such Change of Control Offer.

  The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Debt Securities as described above. The existence of a holder's right to require, subject to certain conditions, the Company to repurchase its Debt Securities upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

REPORTS

  The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required to file copies of such reports and documents with the Trustee under each Indenture with outstanding Debt Securities within 15 days after the date on which the Company files, or would be required to file, such reports and documents with the Commission.

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

  The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, and the Company will not permit any of its subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (1) either (A) if the transaction or transactions is a merger or consolidation, the Company will be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company or such subsidiary is merged or to which the properties and assets of the Company or such subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and, in either case, expressly assumes by a supplemental indenture to the Indentures, all the obligations of the Company under the Debt Securities and the Indentures, and, in each case, the Indentures remain in full force and effect; (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Event of Default shall have occurred and be continuing; and (3) if any of the properties or assets of the Company or any of its subsidiaries would upon such transaction or series of related transactions become subject to any lien, the creation and imposition of such lien will be in compliance with the terms of the Indentures.

EVENTS OF DEFAULT

  The following will constitute Events of Default under the Indentures with respect to Debt Securities of any series: (1) failure to pay principal (or premium, if any) on any Debt Security of that series when due (whether at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer, by acceleration or otherwise); (2) failure to pay any interest on any Debt Security of that series when due, which failure continues for 30 days;
(3) default in the performance of the provisions contained in the "Merger, Consolidation and Sale of Assets" section of the applicable Indenture; (4) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Debt Securities of that series (other than a covenant solely for the benefit of a series of Debt Securities other than that series), which failure continues for 30 days after written notice as provided in the applicable Indenture; (5) certain events of bankruptcy, insolvency or reorganization; and (6) such other events as are set forth in the applicable Indenture supplement relating to such Debt Securities.

  If an Event of Default with respect to outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Debt Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (5) in the preceding paragraph, the principal amount (or in the case of original issue discount Securities, such portion) of all Debt Securities will be immediately due and payable without any action by the Trustee or any holder. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Amendments and Waivers" below.

  Subject to the duty of the respective Trustees during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the holders, unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

  No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series shall have provided written requests, and offered reasonable indemnity, to such Trustee to institute such a proceeding, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

  The Company is required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

SATISFACTION AND DISCHARGE

  An Indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the Debt Securities to which such Indenture pertains, as expressly provided for in such Indenture, as to all such Debt Securities outstanding when (1) either (A) all such outstanding Debt Securities have been delivered to the Trustee for cancellation or (B) all such outstanding Debt Securities not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Debt Securities to the date of deposit or to the stated maturity or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (2) the Company has paid all other sums payable under such Indenture by the Company; and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under such Indenture relating to the satisfaction and discharge thereof have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company and the Trustee may, without the consent of the holders of Debt Securities, amend, waive or supplement the Indenture to which such Debt Securities pertain or such Debt Securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, such Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any holder of such Debt Securities. Other amendments and modifications of an Indenture or a series of Debt Securities may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the Debt Securities of such series then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (1) change the stated maturity of the principal of, or any installment of interest on, any Debt Security, (2) reduce the principal amount of, premium, if any, or interest on any Debt Security, (3) change the currency of payment of any Debt Security, (4) impair the right to institute suit for the enforcement of any payment on any Debt Security, (5) reduce the percentage of aggregate principal amount of outstanding Debt Securities of a series necessary to amend the Indenture or to waive compliance with certain provisions of the Indenture or to waive certain defaults, or (6) modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of, and any past default under, the applicable Indenture with respect to that series, except a default in the payment of principal of, premium, if any, or interest on any Debt Security of that series or a provision of an applicable Indenture which cannot be modified without the consent of each holder of the Debt Security affected.

DEFEASANCE

  If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or
(ii) will (A) be released from its obligations to comply with certain covenants relating to the Debt Securities of such series and (B) no longer be subject to certain Events of Default with respect to the Debt Securities of such series, in each case, as specified in the applicable Prospectus Supplement. The Company may elect such discharge or release only if the Company irrevocably deposits with the applicable Trustee, in trust, money, government obligations of the government issuing the currency in which the Debt Securities of the relevant series are denominated or a combination of money or government obligations that through the payment of interest on and principal of such government obligations in accordance with their terms will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the Debt Securities of such series on the dates such payments are due (up to the stated maturity date, or the redemption date, as the case may be) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" shall have occurred and be continuing and
(b) the Company shall have delivered an opinion of counsel to the effect that
(i) the holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (ii) the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable Indenture. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

  Notwithstanding the description set forth under "Subordination of Senior Subordinated Securities and Subordinated Securities" above, in the event that the Company deposits money or government obligations in compliance with the Indenture that governs any Senior Subordinated Securities or Subordinated Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable Indenture, and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

THE TRUSTEES

  Each Indenture will provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default occurs and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

  Each Indenture will, and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities are issuable in definitive form or in temporary or permanent global form.

  Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

  Debt Securities may be presented for exchange, as provided above, and for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the satisfaction of the Company or its agent, as the case may be, with the documents of title and identity of the person making the request.

  In the event of any redemption in part, the Company will not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto at the address in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the record date for such interest payment.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Trustee for payments with respect to Debt Securities. Any other Paying Agents will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for each series of Debt Securities.

  All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

TEMPORARY GLOBAL SECURITIES

  If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are sold in offshore transactions initially may be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with or on behalf of, and registered in the name of, a depositary or its nominee (a "Depositary") identified in the applicable Prospectus Supplement for credit to the purchasers' respective accounts at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel, societe anonyme ("Cedel"). On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement.

PERMANENT GLOBAL SECURITIES

  If any Debt Securities of a series are issuable in permanent global form as a Global Security, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Debt Securities of such series in definitive form of like tenor and principal amount in any authorized denomination.

BOOK-ENTRY DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

  The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary. Upon the issuance and deposit with or on behalf of the Depositary of such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  So long as the Depositary for a Global Security is the registered owner of such Global Security, such Depositary will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purposes under the applicable Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders, or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

  "Change of Control" means the occurrence of any of the following events: (1) any "person" or "group" (as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the outstanding voting stock of the Company;
(2) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" has become the direct or indirect "beneficial owner" of more than 40% of the total voting power of the voting stock of the surviving or resulting Person; (3) the Company, either individually or in conjunction with one or more subsidiaries, sells, conveys, transfers or leases all or substantially all of the assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the subsidiaries, to any Person (other than the Company or a wholly owned subsidiary); (4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (5) the liquidation or dissolution of the Company.

  "Indebtedness" means, with respect to any Person, (1) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction, (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (3) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (4) all capitalized lease obligations of such Person, (5) all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by any lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (6) all guarantees by such Person of Indebtedness referred to in this definition, (7) all redeemable capital stock of such Person, which is redeemable at the option of the holder, or mandatorily redeemable by the Company, prior to 91 days after the stated maturity of the applicable Debt Security, (8) all obligations of such Person under currency exchange contracts and interest rate protection obligations and (9) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (1) through (8) above.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company (including, in the case of any bank credit agreement and Senior Securities, interest accruing after the filing of a petition by or against the Company under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indentures or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Securities and Subordinated Securities. Notwithstanding the foregoing, "Senior Indebtedness" does not include (1) Indebtedness evidenced by the Senior Subordinated Securities and Subordinated Securities,
(2) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (3) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to the Company, (4) any repurchase, redemption or other obligation in respect of redeemable capital stock of the Company, which is redeemable at the option of the holder, or mandatorily redeemable by the Company, prior to 91 days after the stated maturity of the applicable Debt Security, (5) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (6) Indebtedness of the Company to a subsidiary of the Company or any other affiliate of the Company or any of such affiliate's subsidiaries, and (7) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indentures.

  "Senior Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to Senior Indebtedness, but prior in right of payment to Subordinated Indebtedness.

  "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to Senior Indebtedness and Senior Subordinated Indebtedness.

                        DESCRIPTION OF PREFERRED STOCK

  The Company's Restated Certificate of Incorporation authorizes 25,000,000 shares of preferred stock, par value $0.01 per share. Preferred Stock may be issued from time to time in one or more classes or series, without stockholder approval. Subject to limitations prescribed by law, the Board of Directors of the Company is authorized to determine the different classes and/or series of Preferred Stock and the powers, preferences and rights thereof.

  The Company currently has one series of Preferred Stock outstanding, designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). As of March 23, 1998, there were 1,138,729 shares of Series A Preferred Stock outstanding that are listed on the New York Stock Exchange and trade under the symbol "XTOpA." The Series A Preferred Stock ranks prior to all shares of Common Stock as to payment of dividends and liquidation distributions and provides for a liquidation preference of $25.00 per share and cumulative dividends of $1.5625 per share per year. The Series A Preferred Stock is subject to redemption by the Company under certain conditions and is convertible into Common Stock at the rate of 2.16 shares of Common Stock (as adjusted for the three-for-two stock split distributed on February 25, 1998) for each share of Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to vote (1) with the holders of Common Stock the number of votes equal to the number of shares of Common Stock into which such Series A Preferred Stock is convertible and (2) separately as a class to elect two additional directors if Series A Preferred Stock dividends are in arrears for at least six quarters.

  The following is a description of certain general terms and provisions of Preferred Stock that may be offered hereby. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. Certain provisions applicable to the Company's Common Stock are set forth below in "Description of Common Stock."

  The summary of terms of the Company's preferred stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and the certificate of designations relating to each class or series of Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

  The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of Preferred Stock.

  The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value, if any, per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share and any priority relative to any other class or series of Preferred Stock or Common Stock; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate or, if applicable, any index or formula used to determine the amount of dividends payable, the dates on which dividends shall be payable and the dates from which dividends will commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) any voting rights; and (8) other rights, preferences, privileges, limitations and restrictions.

GENERAL

  The Preferred Stock offered hereby will be issued in one or more classes or series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock will be junior to all outstanding debt of the Company. The Preferred Stock will be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Restated Certificate of Incorporation.

DIVIDENDS

  Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of the Company on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors.

  Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a class or series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such class or series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dates. Dividends on the shares of each class or series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such class or series.

  No full dividends will be declared or paid or set apart for payment on Parity Stock or Junior Stock for any period unless full dividends for the immediately preceding dividend period on the Preferred Stock offered hereby and by the applicable Prospectus Supplement (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been paid or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any Parity Stock, dividends upon shares of such Preferred Stock and dividends on such Parity Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such Parity Stock, bear to each other. Unless full dividends on such Preferred Stock have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for other Junior Stock) and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock).

CONVERTIBILITY

  The terms, if any, on which shares of Preferred Stock of any class or series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another class or series of Preferred Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

REDEMPTION

  The terms, if any, on which shares of Preferred Stock of any class or series may be redeemed will be set forth in the related Prospectus Supplement.

LIQUIDATION

  Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a class or series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Junior Stock, to receive an amount per share as set forth in the related Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such class or series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and Parity Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and Parity Stock, then the holders of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full amount of the liquidation preference, unless otherwise specified in the applicable Prospectus Supplement, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

VOTING

  The Preferred Stock of a class or series will be entitled to vote only as specified in the applicable Prospectus Supplement and as required by applicable law. Unless otherwise specified in the related Prospectus Supplement, the Preferred Stock will have the following rights. At any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock shall have accrued and be unpaid, holders of the Preferred Stock shall have the right to a separate class vote (together with the holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable, "Voting Parity Stock") to elect two additional members of the Board of Directors of the Company at any meeting of stockholders at which directors are elected that is held during the period such dividends remain in arrears. The right of holders of Voting Parity Stock to elect such two additional directors and the term of office of such additional directors will terminate at the time that all accrued and unpaid dividends on such Voting Parity Stock shall be declared and paid or set apart for payment. If the right to elect such two additional directors shall accrue more than 90 days before the date established for the next annual meeting of stockholders, the Chairman of the Board of the Company shall call a special meeting of holders of Voting Parity Stock within 20 days after a written request therefor signed by holders of at least 10% of such Voting Parity Stock outstanding is received by the Company. Additionally, without the affirmative vote of the holders of two-thirds of the shares of Preferred Stock then outstanding (voting separately as a class together with any Voting Parity Stock), the Company may not, either directly or indirectly or through merger or consolidation with any other corporation, (i) approve the authorization, creation or issuance, or an increase in the authorized or issued amount, of any class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences or (ii) amend, alter or repeal its Restated Certificate of Incorporation or the Certificate of Designations so as to materially and adversely change the specific terms of the Preferred Stock. An amendment that increases the number of authorized shares of or authorizes the creation or issuance of other Parity Stock or Junior Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, will not be considered to be such an adverse change.

NO OTHER RIGHTS

  The shares of a class or series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Restated Certificate of Incorporation and in the certificate of designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

  The transfer agent for each class or series of Preferred Stock will be designated in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

  The Company has 100,000,000 authorized shares of Common Stock, par value $0.01 per share. Common Stock may be issued from time to time in one or more series, or divided into additional classes and such classes into one or more series, with such terms, including all rights, preferences, restrictions and qualifications, as are specified in the resolution or resolutions adopted by the Board of Directors designating such class or series. The particular terms of any series or class of Common Stock will be described in the applicable Prospectus Supplement. Such terms may include, among others, any or all of the following: (1) the number of shares to constitute such class or series and the distinctive designation thereof; (2) the voting power, which may be full, limited or none; (3) the dividend or manner for determining the dividend payable with respect to the shares of such class or series and the date or dates from which dividends will accrue, whether such dividends will be cumulative, and, if cumulative, the date or dates from which dividends will accumulate and whether the shares in such class or series will be entitled to preference or priority over any other class or series of stock of the Company with respect to payment of dividends; (4) the terms and conditions, including price or a manner for determining the price, of redemption, if any, of the shares of such class or series; (5) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such class or series; (6) the amount which holders of shares of such class or series will be entitled to receive, if any, in the event of any liquidation, dissolution or winding up of the Company and whether such shares will be entitled to a preference or priority over shares of another class or series with respect to amounts received in connection with any liquidation, dissolution or winding up of the Company; (7) whether the shares of such class or series will be convertible into, or exchangeable for, shares of stock of any other class or classes, or any other series of the same or any other class or classes of stock, of the Company and the terms and conditions of any such conversion or exchange; (8) the voting rights, if any, of shares of stock of such class or series; (9) the status as to reissuance or sale of shares of such class or series redeemed, purchased or otherwise reacquired or surrendered to the Company on conversion; (10) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary of, any other class or series of stock of the Company ranking junior to such shares as to dividends or upon liquidation; and
(11) the conditions, if any, on the creation of indebtedness of the Company, or any subsidiary.

  Unless specified by the Board of Directors in resolutions designating a class or series, all shares of the Common Stock will rank equally, and be identical within their classes in all respects regardless of series. All shares of any one series of a class of Common Stock will be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates which dividends thereon will accrue and be cumulative.

  Holders of Common Stock are not entitled to any cumulative voting rights or rights to subscribe for or to purchase additional shares of Common Stock, any shares of any class or series of Preferred Stock, or any other securities of the Company. Holders of outstanding shares of Common Stock are, and unless otherwise specified in the applicable Prospectus Supplement holders of shares of Common Stock offered hereby will be, entitled (i) to voting rights on the basis of one vote per share, (ii) to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and
(iii) to share ratably in any assets available for distribution to holders of the Company's Common Stock upon liquidation of the Company.

  The outstanding shares of Common Stock are, and shares offered hereby when issued and sold against full payment therefor will be, validly issued fully paid and nonassessable.

  The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol "XTO." As of March 23, 1998, the Company had 38,972,109 outstanding shares of Common Stock. Chemical Shareholder Services Group, Inc. is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

                            DESCRIPTION OF WARRANTS

  The following is a description of certain general terms and provisions of the Warrants. The particular terms of any series of Warrants will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

GENERAL

  The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase other types of securities, including equity securities. Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby.

  The Company currently has outstanding warrants to acquire 937,500 shares of Common Stock at a price of $15.31 per share (as adjusted for the three-for-two stock split distributed on February 25, 1998). These warrants were issued to Amoco Corporation as part of the consideration for producing properties acquired by the Company on December 1, 1997.

DEBT WARRANTS

  The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued;
(4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (5) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (6) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the price at which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (8) the date on which the right to exercise such Debt Warrants will commence and the date on which such right will expire; (9) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (10) if applicable, any index or formula used to determine the amount of payments of principal of and any premium and interest on Debt Securities purchasable upon exercise of such Debt Warrants; (11) information with respect to book-entry procedures, if any; (12) if applicable, a discussion of certain United States federal income tax considerations; and
(13) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

OTHER WARRANTS

  The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the securities (which may include Preferred Stock or Common Stock) and/or amount of cash consideration for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued and the number of such Warrants issued with each share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, any index or formula used to determine the price or prices at which such other securities and/or cash consideration will be issued; (7) if applicable, a discussion of certain United States federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             PLAN OF DISTRIBUTION

  The Company may offer Securities to or through underwriters, through agents or dealers or directly to other purchasers. The applicable Prospectus Supplement will set forth the names of any underwriters or agents and the amount of Securities, if any, to be purchased by such underwriters or sold through such agents.

  The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act.

  Pursuant to agreements which may be entered into between the Company and any underwriters or agents named in the applicable Prospectus Supplement, such underwriters or agents may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company may issue Securities to or through underwriters, agents or dealers in connection with the conversion or redemption of its outstanding securities.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as agents for the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. The obligations of the purchaser under any such contract will not be subject to any conditions except
(i) the investment in the Securities by the institution shall not at the time of delivery be prohibited by the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if a portion of the Securities is being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. Underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

  Although the Company has previously issued debt securities, preferred stock, common stock and warrants to purchase Common Stock, any Debt Securities, Preferred Stock, Common Stock and Warrants offered may be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities, Preferred Stock and Warrants are sold by the Company for public offering and sale may make a market in such Debt Securities, Preferred Stock and Warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities, Preferred Stock or Warrants.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

  The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered will be set forth or summarized in the applicable Prospectus Supplement.

                            VALIDITY OF SECURITIES

  The validity of the Securities offered will be passed upon for the Company by Kelly, Hart & Hallman, P.C., Fort Worth, Texas.

                                    EXPERTS

  The information incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 regarding the quantities of proved reserves of the oil and gas properties owned by the Company and the future net cash flows and the present values thereof from such reserves is derived from reserve reports prepared or reviewed by Miller and Lents, and, to such extent, are included or incorporated by reference herein in reliance upon the authority of said firm as experts with respect to the matters contained in such reports.

  The consolidated financial statements of Cross Timbers Oil Company as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  With respect to the unaudited interim financial information for the Company incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports thereon such financial information incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because these reports are not a "report" or a "part" of the Registration Statement prepared or certified by Arthur Andersen LLP within the meaning of Sections 7 and 11 of the Securities Act.

                             AVAILABLE INFORMATION


  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and such information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov.

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  Set forth below is an estimate of the approximate amount of the fees and expenses expected to be incurred by the Company in connection with offerings described in this Registration Statement.

Registration Fee...................................................... $118,000
Trustee's and its Counsel's Fees and Expenses.........................   50,000
Printing and Engraving................................................  100,000
Accountants' Fees and Expenses........................................   40,000
Blue Sky and Fees and Expenses........................................   10,000
Rating Agency Fees....................................................   90,000
Legal Fees and Expenses...............................................  100,000
Engineers' Fees and Expenses..........................................   10,000
Miscellaneous.........................................................  132,000
                                                                       --------
                                                                       $650,000
                                                                       ========

--------
* All amounts, other than the registration fee, are estimated and are subject to future contingencies.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Restated Certificate of Incorporation of the Company permits indemnification of directors and officers to the fullest extent permitted by
Section 145 of the DGCL. Reference is made to the Restated Certificate of Incorporation of the Company.

  Additionally, the Company has acquired directors and officers insurance in the amount of $10,000,000, which includes coverage for liability under the federal securities laws.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Restated Certificate of Incorporation contains such a provision.

  The above discussion of the Company's Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   4.1   Restated Certificate of Incorporation of the Company, incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-8 (Reg. No. 33-81766), filed July 22, 1994
   4.2   Bylaws of the Company, incorporated by reference from Exhibit 3.4 to the Company's Registration Statement on Form S-1 (Reg. No. 33-59820),
         filed March 19, 1993
   4.3   Form of Indenture for Debt Securities
   4.4*  Form of Certificate of Designations of Preferred Stock
         Form of Debt Warrant Agreement (including form of Debt Warrant
   4.5*  Certificate)
         Form of Preferred Stock Warrant Agreement (including form of Preferred
   4.6*  Stock Warrant Certificate)
         Form of Common Stock Warrant Agreement (including form of Common Stock
   4.7*  Warrant Certificate)
   5.1   Opinion of Kelly, Hart & Hallman, P.C.
  12.1   Computation of Ratio of Earnings to Fixed Charges, incorporated by reference from Exhibit 12.1 to the Company's Annual Report on Form 10-
         K for the year ended December 31, 1997
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Miller and Lents, Ltd.
         Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion
  23.3   filed as Exhibit 5.1)
  24.1+  Power of Attorney
         Statement of Eligibility of Trustee on Form T-1 with respect to Debt
  25.1*  Securities

--------
* To be filed by amendment

+ Previously filed

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

    (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN FORT WORTH, TEXAS ON THE 8TH DAY OF APRIL 1998.

                                          Cross Timbers Oil Company

                                              By: /s/ J. Richard Seeds
                                                     --------------------------

                                                   J. RICHARD SEEDS

                                               EXECUTIVE VICE PRESIDENT


              SIGNATURE                        TITLE
                                                                     DATE

                                       Director and             April 8, 1998
                  *                     Chairman of the
-------------------------------------   Board (Principal
           BOB R. SIMPSON               Executive Officer)

                  *                    Director, Vice           April 8, 1998
-------------------------------------   Chairman of the
          STEFFEN E. PALKO              Board and President
                                        (Principal
                                        Executive Officer)

        /s/ J. Richard Seeds           Director, Executive      April 8, 1998
-------------------------------------   Vice President
          J. RICHARD SEEDS

                  *                    Director                 April 8, 1998
-------------------------------------
         J. LUTHER KING, JR.

                  *                    Director                 April 8, 1998
-------------------------------------
           JACK P. RANDALL

                  *                    Director                 April 8, 1998
-------------------------------------
          SCOTT G. SHERMAN

                  *                    Senior Vice              April 8, 1998
-------------------------------------   President and Chief
          LOUIS G. BALDWIN              Financial Officer
                                        (Principal
                                        Financial Officer)


                  *                    Senior Vice              April 8, 1998
-------------------------------------   President and
          BENNIE G. KNIFFEN             Controller
                                        (Principal
                                        Accounting Officer)
        /s/ J. Richard Seeds
-------------------------------------
          J. RICHARD SEEDS
        * BY ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   4.1   Restated Certificate of Incorporation of the Company, incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-8 (Reg. No. 33-81766), filed July 22, 1994
   4.2   Bylaws of the Company, incorporated by reference from Exhibit 3.4 to the Company's Registration
         Statement on Form S-1 (Reg. No. 33-59820), filed March 19, 1993
   4.3   Form of Indenture for Debt Securities
   4.4*  Form of Certificate of Designations of Preferred Stock
   4.5*  Form of Debt Warrant Agreement (including form of Debt Warrant
         Certificate)
   4.6*  Form of Preferred Stock Warrant Agreement (including form of Preferred
         Stock Warrant Certificate)
   4.7*  Form of Common Stock Warrant Agreement (including form of Common Stock
         Warrant Certificate)
   5.1   Opinion of Kelly, Hart & Hallman, P.C.
  12.1   Computation of Ratio of Earnings to Fixed Charges, incorporated by reference from Exhibit 12.1 to
         the Company's Annual Report on Form 10-K for the year ended December
         31, 1997
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Miller and Lents, Ltd.
  23.3   Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion filed as Exhibit 5.1)
  24.1+  Power of Attorney
  25.1*  Statement of Eligibility of Trustee on Form T-1 with respect to Debt
         Securities

--------
* To be filed by amendment

+ Previously filed